Exhibit 3-A
CERTIFICATE OF ELIMINATION
OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
DONALDSON COMPANY, INC.

____________________________________

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
____________________________________

Donaldson Company, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Restated Certificate of Incorporation of the Corporation, as heretofore amended, the Board of Directors of the Corporation, by resolution duly adopted, authorized the issuance of a series of 120,000 shares of Series A Junior Participating Preferred Stock, par value $1.00 per share, of the Corporation (the “Series A Junior Participating Preferred”), and established the voting powers, preferences and relative, participating, optional and other special rights thereof, and, on March 3, 2006, filed a Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (the “Certificate of Designation”) in the office of the Secretary of State of the State of Delaware.

2. That no shares of said Series A Junior Participating Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designation.

3. That the Board of Directors of the Corporation has adopted the following resolution:

RESOLVED, that whereas no shares of Series A Junior Participating Preferred Stock have been issued or will be issued subject to the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock previously filed with the Delaware Secretary of State with respect to the Series A Junior Participating Preferred Stock, the Chief Executive Officer, President, Chief Financial Officer, Chief Legal Officer or any Vice President of the Corporation be, and each of them hereby is, authorized, as provided in Section 151(g) of the Delaware General Corporation Law, to execute, acknowledge, file and record with the Delaware Secretary of State, in accordance with Section 103 of the Delaware General Corporation Law, a certificate eliminating from the Corporation’s Restated Certificate of Incorporation, as heretofore amended, all matters set forth in the Corporation’s Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, thereby eliminating the designation of any Preferred Stock of the Corporation as Series A Junior Participating Preferred Stock.

Exhibit 3-A
4. That, accordingly, all matters set forth in the Certificate of Designation with respect to such Series A Junior Participating Preferred Stock be, and hereby are, eliminated from the Restated Certificate of Incorporation, as heretofore amended, of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be executed by its duly authorized officer on this 25th day of September, 2023.

DONALDSON COMPANY, INC.

By: /s/ Amy C. Becker
Name: Amy C. Becker
Office: Chief Legal Officer and Corporate Secretary